Exhibit 99.1

Company Contact:
Sanjay Patel
Chief Financial Officer
(800)793-2145 ext 1000
spatel@pernixtx.com

Pernix Therapeutics Closes on Acquisition of Treximet. Raises $220m Senior Notes.  Issues Updated 2014 Guidance.

Morristown, NJ, August 20, 2014 – Pernix Therapeutics Holdings, Inc. (NASDAQ GM: PTX) (“Pernix” or the “Company”), a specialty pharmaceutical company, announced today that it has closed its acquisition of Treximet® (sumatriptan / naproxen sodium) for the acute treatment of migraine attacks with or without aura in adults.  Pernix first announced its agreement with GlaxoSmithKline (NYSE: GSK) to acquire the U.S rights to Treximet® on May 14.  Pernix’s expanded team of approximately 100 specialty sales professionals will support the sales and marketing of Treximet®.  The Company will hold a conference call on Wednesday, August 20 at 9:00 a.m. EDT to discuss this acquisition.

“The close of this transaction is a significant step in the transformation of Pernix.  The acquisition of Treximet® further focuses our commercial organization within the CNS market, expanding our portfolio of brands, Silenor® and Khedezla™. The acquisition also improves our financial strength, adding near term revenue and growth,” said Doug Drysdale, Chairman, President and CEO of Pernix Therapeutics.  “With this addition, we have expanded our sales force geographically, further strengthening Pernix’s position as a leading specialty sales organization. I want to personally thank the business development and manufacturing teams at GSK for their continued support and collaboration in bringing this transaction to a close.  We look forward to a successful relationship with GSK.”

With the addition of Treximet Pernix estimates FY 2014 revenue to be in the range of $110 million to $120 million with Adjusted EBITDA of $22 million to $24 million.   Pernix estimates FY 2015 revenue will be approximately $230 million with Adjusted EBITDA of approximately $95 million.

Operational Plan

●
Pernix will support the sales of Treximet® with its recently expanded team of approximately 100 sales professionals to specific targets in the Neurology and Primary Care audiences, taking advantage of the minimal competition in a promotionally sensitive market.

●
Pernix plans to seek an extension of exclusivity for Treximet® with the first ever pediatric indication (age 12 to 17) for any sumatriptan treatment.  On August 18, GSK received a Written Request from FDA to submit data to support pediatric extension.  Pernix intends to submit these data and file for pediatric extension by the end of 2014.  The Company is also pursuing additional life-cycle opportunities.

●
Pernix is committed to providing access to its medications at a reasonable cost. Through a variety of resources, working collaboratively with payers, managed care and other partners, the Company has made a firm commitment to enable patients to access medicines through initiatives such as a supplemented copay program available through physician offices and pharmacies, at www.treximet.com and at over 33,000 participating pharmacies.

Transaction Details

●	Pernix has made an upfront payment to GSK of $250 million for the U.S rights to Treximet®

●
Pursuant to the recently issued FDA Written Request related to pediatric exclusivity, Pernix will pay GSK additional consideration of up to $17 million, subject to certain adjustments related to the resolution of the recent supply constraint.  Pernix anticipates making this payment in September 2014, following resumption of supply from GSK.

●	Pernix expects to begin selling Treximet® in September 2014, based on the anticipated availability of Treximet®, following the short-term supply constraint announced on August 4

●	GSK has assigned to Pernix the Product Development and Commercialization Agreement (“PDC Agreement”) between GSK and POZEN, Inc. (NASDAQ: POZN)

●	POZEN and Pernix have amended the PDC Agreement to facilitate further development of Treximet®

●	GSK will manufacture and supply Treximet® to Pernix under a supply agreement

●	Pernix will pay royalties of 18% of net sales, with quarterly minimum royalty amounts of $4 million, for the calendar quarters commencing on January 1, 2015 and ending on March 31, 2018.

Under the amended PDC Agreement, Pernix will complete the filing for a pediatric indication for Treximet® and undertake certain new activities to extend the product’s life. In addition, Pernix will release restrictions on POZEN’s right to develop and commercialize additional dosage forms of sumatriptan/naproxen combinations outside of the United States.

In connection with the assignment of the PDC Agreement, Pernix has made a payment of $3 million to CPPIB Credit Investments Inc. and has also granted POZEN a warrant to purchase 500,000 shares of Pernix common stock at an exercise price equal to the closing market price on May 13, 2014. The warrants will be exercisable from the closing date of the transaction until February 2018.

Financing

Pernix has closed on its private offering of $220 million aggregate principal amount Senior Secured Notes due 2020 (the "Notes").  The Company received aggregate gross proceeds of $220 million, which were used to fund a portion of the $250 million cash consideration of the purchase price for Treximet®.  The balance of the purchase price was funded by cash on hand.  The Notes bear interest at a fixed rate of 12.00% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2015, and will mature on August 1, 2020, unless earlier repurchased.  The Notes are interest-only until August 1, 2015 and are secured by a security interest in the current and future assets related to Treximet®, excluding inventory and accounts receivable.

Conference Call Information:  Wednesday, August 20, 2014 at 9:00 a.m. EDT

The conference call will feature remarks by Doug Drysdale, Chairman, President, and Chief Executive Officer, and Sanjay Patel, Chief Financial Officer.  To participate in the conference call, please dial (877) 312-8783 (domestic) or (408) 940-3874 (international).   Participants should dial in approximately 5 minutes prior to the call and reference passcode 90825122.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website www.pernixtx.com use the same passcode.  Please allow extra time prior to the call to visit the Company’s website and download any software that may be required to listen to the webcast.

A replay of the conference call will be available through September 16, 2014, at (855) 859-2056 (domestic) and (404) 537-3406 (international).  The passcode for the replay is 90825122. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

Treximet® was first approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. Treximet® has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In clinical trials, Treximet® provided a significantly greater percentage of patients with migraine pain relief at two hours compared to sumatriptan 85mg or naproxen sodium 500 mg alone. In addition, Treximet® provided more patients sustained migraine pain relief from two to 24 hours compared to the individual components.

Important safety information about Treximet®

Prescription Treximet® is indicated for the acute treatment of migraine attacks, with or without aura, in adults. Carefully consider the potential benefits and risks of Treximet® and other treatment options when deciding to use Treximet®. Treximet® is not intended for the prophylactic therapy of migraine or for use in the management of hemiplegic or basilar migraine (see CONTRAINDICATIONS). Safety and effectiveness of Treximet® have not been established for cluster headache. Treximet® should only be used where a clear diagnosis of migraine headache has been established. Treximet® may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. Treximet® contains a non-steroidal anti-inflammatory drug (NSAID). NSAID-containing products cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Treximet® is contraindicated in patients with history, symptoms, or signs of ischemic cardiac, cerebrovascular, or peripheral vascular syndromes and in patients with other significant underlying cardiovascular diseases. Treximet® should not be given to patients in whom unrecognized coronary artery disease is predicted by the presence of risk factors without a prior cardiovascular evaluation. Treximet® should not be given to patients with uncontrolled hypertension because the components have been shown to increase blood pressure. Concurrent administration of MAO-A inhibitors or use of Treximet® within two weeks of discontinuation of MAO-A inhibitor therapy is contraindicated. Treximet® and any ergotamine-containing or ergot-type medication (like dihydroergotamine and mthysergide) should not be used within 24 hours of each other. Since Treximet® contains sumatriptan, it should not be administered with another 5-HT1 agonist.

Treximet® is contraindicated in patients with hepatic impairment. Treximet® is contraindicated in patients who have had allergic reactions to products containing naproxen. It is also contraindicated in patients in whom aspirin or other NSAIDs/analgesic drugs induce the syndrome of asthma, rhinitis, and nasal polyps. Both types of reactions have the potential of being fatal. Treximet® is contraindicated in patients with hypersensitivity to sumatriptan, naproxen, or any other component of the product. Cerebrovascular events have been reported in patients treated with sumatriptan. In a number of cases, it appears possible that the cerebrovascular events were primary. It is important to advise patients not to administer Treximet® if a headache being experienced is atypical. The development of a potentially life-threatening serotonin syndrome may occur with triptans, including treatment with Treximet®, particularly during combined use with selective serotonin reuptake inhibitors (SSRIs) or selective norepinephrine reuptake inhibitors (SNRIs). NSAID-containing products, including Treximet®, should be prescribed with extreme caution in those with a prior history of ulcer disease or gastrointestinal bleeding. Treximet® should not be used in late pregnancy because NSAID-containing products have been shown to cause premature closure of the ductus arteriosus. Treximet® should not be used during early pregnancy unless the potential benefit justifies the potential risk to the fetus.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded pharmaceutical products. The Company markets a portfolio of branded products beyond the recent addition of TREXIMET®, including: SILENOR®, the only nonscheduled, non-narcotic prescription medication indicated for maintain patients’ sleep, and KHEDEZLA™, as well as CEDAX®, an antibiotic for middle ear infections and a number of treatments for cough and cold conditions including ZUTRIPRO®, REZIRA® and VITUZ®. The Company promotes its branded products to physicians through its Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Cypress Pharmaceuticals and Macoven Pharmaceuticals.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com

About Glaxo SmithKline (LSE & NYSE: GSK)

GlaxoSmithKline – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For detailed company information, see GlaxoSmithKline’s website: www.gsk.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company’s common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.POZEN.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.